EXHIBIT 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977
For Immediate Release
Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600
CONSOLIDATED GRAPHICS REPORTS RECORD THIRD QUARTER 2007 RESULTS
— Record Revenue of $270 Million vs. $226 Million in Prior Year —
— Record Diluted Earnings Per Share of $1.17 vs. $.71 in Prior Year —
HOUSTON, TEXAS — February 7, 2007 — Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its third quarter ended December 31, 2006.
Revenue for the December quarter was a record $269.6 million, up 19% compared to $226.2 million a year ago. Net income for the December quarter was $16.4 million compared to net income of $9.9 million a year ago, resulting in a 65% increase in diluted earnings per share to a record $1.17 from $.71 a year ago.
For the nine months ended December 31, 2006, total revenue was $742.3 million, up 13% compared to $657.1 million for the same period a year ago. Net income for the first nine months of this year was $43.8 million compared to net income of $28.0 million a year ago, resulting in a 59% increase in diluted earnings per share to $3.14 from $1.98 a year ago.
Commenting on the results, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics stated, “We are extremely pleased to report these record results, which again demonstrate our ability to leverage significant growth in revenue and market share into strong profit growth. Importantly, our operations continue to capitalize on our many strategic advantages to further expand our industry-leading position.”
Mr. Davis continued, “Our strong balance sheet also represents an important strategic advantage. It enables execution of our acquisition strategy, as reflected by the recently completed acquisitions of two companies with sterling national reputations in the printing industry — Annan and Bird Lithographers and The Hennegan Company. It also enables the execution of our currently authorized share repurchase program, pursuant to which we acquired an additional 41,344 shares for $2.6 million in the December quarter.”
- MORE -

CONSOLIDATED GRAPHICS REPORTS RECORD THIRD QUARTER 2007 FINANCIAL RESULTS	PAGE -2-
Mr. Davis concluded, “For the March quarter, we project quarterly revenues to increase 15% from the prior year to $255 million, with diluted earnings per share increasing 39% to $1.03.”
Consolidated Graphics will host a conference call today, February 7, 2007, at 11:00 a.m. Eastern Time, to discuss its results for the third quarter ended December 31, 2006. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.
Consolidated Graphics (CGX), headquartered in Houston, Texas, is North America’s leading general commercial printing company. With 68 printing facilities, 12 fulfillment and two technology centers strategically located across 27 states and Canada, Consolidated Graphics offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service.
CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique service ability to respond to all printing-related needs no matter how large, small, specialized or complex. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level. For more information, visit the Consolidated Graphics Web site at www.cgx.com.
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
(Table to follow)

CONSOLIDATED GRAPHICS REPORTS RECORD THIRD QUARTER 2007 FINANCIAL RESULTS	PAGE -3-
CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2006	2005	2006	2005
Sales	$269,611	$226,204	$742,272	$657,112
Cost of Sales	197,253	170,472	543,453	495,512

Gross Profit	72,358	55,732	198,819	161,600
Selling Expenses	26,487	23,325	74,387	67,868
General and Administrative Expenses	18,702	15,091	50,930	44,554

Operating Income	27,169	17,316	73,502	49,178
Interest Expense, net	1,576	1,449	4,744	4,239

Income before Taxes	25,593	15,867	68,758	44,939
Income Taxes	9,218	5,926	24,963	16,936

Net Income	$16,375	$9,941	$43,795	$28,003

Earnings Per Share
Basic	$1.21	$.73	$3.22	$2.04
Diluted	$1.17	$.71	$3.14	$1.98
Weighted Average Shares Outstanding
Basic	13,529	13,657	13,582	13,726
Diluted	13,968	14,093	13,958	14,146
# # #